SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 25, 2017

Timberland Bancorp, Inc.
(Exact name of registrant as specified in its charter)

Washington	000-23333	91-1863696
State or other jurisdiction	Commission	(I.R.S. Employer
Of incorporation	File Number	Identification No.)

624 Simpson Avenue, Hoquiam, Washington	98550
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number (including area code) (360) 533-4747

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions.

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company [ ]
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [ ]

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d) Appointment of New Director

On April 25, 2017, Timberland Bancorp, Inc. (the "Company") and its financial institution subsidiary, Timberland Bank ("Bank"), announced that James A. Davis had been appointed to the Boards of Directors for both the Company and the Bank. His appointment to the Boards for both the Company and the Bank was due to the vacancies that were created by the retirement of James C. Mason. Mr. Davis has significant experience in the technology sector having served in significant capacities with, among others, Sungard Data Systems, Hewlett-Packard, Inc., Apple Computer, Inc., Sun Microsystems, Inc., Digital Equipment Corporation and Burroughs Corporation.  For the past eleven years, up until its acquisition by Sterling Talentwise in mid-2016, Mr. Davis was the CEO of Verified Persons, a background verification company.  It is not yet known to which committee(s) of the Company or the Bank Mr. Davis will be appointed. For additional information concerning Mr. Davis's background, please refer to the press release dated April 25, 2017, which is attached hereto as Exhibit 99.1 and incorporated herein by reference.

There are no family relationships between Mr. Davis and any director or other executive officer of the Company or the Bank and Mr. Davis was not appointed as a director pursuant to any arrangement or understanding with any person. Mr. Davis has not engaged in any transaction with the Company or the Bank that would be reportable as a related party transaction under the rules of the Securities and Exchange Commission.

Item 9.01  Financial Statements and Exhibits

(d) Exhibits

The following exhibit is being furnished herewith and this list shall constitute the exhibit index:

99.1. Press release of Timberland Bancorp, Inc. dated April 25, 2017.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

TIMBERLAND BANCORP, INC.

DATE: April 25, 2017	By: /s/ Dean J. Brydon
Dean J. Brydon
Chief Financial Officer